Exhibit 99.1

Contact:	Julie McDowell
Vice President
Corporate Communications
610-948-2836

FOR IMMEDIATE RELEASE	October 1, 2003

Teleflex Acquires European Automotive Controls Business

Limerick, PA — Teleflex Incorporated (NYSE:TFX) announced today that it has acquired the assets of an automotive cable division from Siemens VDO Automotive AG in the Czech Republic. Capro, Inc., a Teleflex company, will integrate the Siemens VDO business assets into its Hungarian operation and will add new processing technology to that facility. Capro is a full service manufacturer of light duty mechanical control cable products for automotive and industrial customers. A Siemens VDO/Capro transition team is transferring operations from the Czech Republic to Hungary and expects the transition to be completed by the end of the year. The Siemens VDO operation previously had annual sales of approximately $8 million. The terms of the agreement were not disclosed.

     “This acquisition furthers the development of our light duty automotive cable business in Europe. A strong commitment to quality, customer service, proven technical excellence, and world class production capabilities allows Capro to meet the challenges of its global customers,” stated Jeffrey P. Black, president and chief executive officer, Teleflex.

     Capro, Inc. is a leading full service manufacturer of light duty mechanical control cable products for automotive and industrial markets, meeting the challenges of its customers around the world with integrated systems solutions. Capro, a QS 9000 certified supplier, is headquartered in Willis, Texas, with facilities also located throughout the United States, Europe, Canada, Mexico and China.

     Teleflex Incorporated is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered

(MORE)

products and services for the aerospace, medical, automotive, marine and industrial markets worldwide. Teleflex employs more than 18,000 people worldwide who focus on providing innovative solutions for customers. More information about Teleflex is available at www.teleflex.com.

Forward-looking information:

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commission filings.

##